Exhibit 99.1

Fortress Biotech Reduces Total Debt and Enters into New $35 Million Term Loan with Oaktree with
Maturity in 2027

Extends maturity of long-term debt as Fortress’ late-stage pipeline continues to advance and may generate up to three regulatory approvals on NDAs and BLAs in the next 12 months and potentially a fourth BLA filing as early as 2025

Miami, FL – July 25, 2024 – Fortress Biotech, Inc. (Nasdaq: FBIO) (“Fortress”, or the “Company”), an innovative biopharmaceutical company focused on acquiring and advancing assets to enhance long-term value for shareholders through product revenue, equity holdings and dividend and royalty revenue, today announced that it has entered into a new loan agreement (the “Agreement”) for up to $50 million with funds managed by Oaktree Capital Management, L.P. (“Oaktree”). The Company will receive an initial tranche of $35 million and is eligible to draw an additional $15 million at Oaktree’s discretion to support future business development activities. In connection with the new loan agreement, the Company repaid its prior $50 million term loan with Oaktree.

Lindsay A. Rosenwald, M.D., Fortress’ Chairman, President and Chief Executive Officer, said, “Oaktree has been a great partner to us and we are very pleased to continue to collaborate with them. This arrangement allows us to fully repay our prior $50 million principal balance that was due in August 2025 and improves our capital flexibility with a maturity date on the new loan of July 2027. We expect the new loan agreement to provide financial flexibility for long-term expansion as we source and acquire assets, as well as execute on our existing commercial business and late-stage pipeline. Across our portfolio, we could receive up to three regulatory approvals on NDAs and BLAs in the next 12 months and potentially a fourth BLA filing as early as 2025.”

Aman Kumar, Co-Portfolio Manager for Oaktree’s Life Sciences Lending platform, commented, “We are delighted to continue our strategic partnership with Fortress, supporting their ability to source, acquire and develop innovative assets with strong proof-of-concept in humans and the potential to address areas of high unmet medical need. Fortress has several near-term value creating opportunities across its extensive pipeline, along with a unique and highly scalable business model. We are impressed by the Company’s progress and look forward to supporting them in their next phase of growth.”

The new loan has a 30-month interest-only period with a maturity of July 25, 2027, and bears interest at an annual rate equal to the 3-month Secured Overnight Financing Rate (SOFR) plus 7.625% (subject to a 2.50% SOFR floor and a 5.75% SOFR cap), payable quarterly, with certain additional fees and prepayment terms.

Oaktree is a leading provider of debt and royalty financing for the global life sciences industry. Since 2020, funds managed by Oaktree have committed nearly $4.0 billion across 35 investments for companies across the healthcare spectrum.

Troutman Pepper Hamilton Sanders LLP served as legal counsel to Fortress. Sullivan & Cromwell LLP served as legal counsel to Oaktree.

Further information with respect to the loan agreement will be set forth in a Form 8-K to be filed by Fortress with the Securities and Exchange Commission (“SEC”).

About Fortress Biotech

Fortress Biotech, Inc. (“Fortress”) is an innovative biopharmaceutical company focused on acquiring and advancing assets to enhance long-term value for shareholders through product revenue, equity holdings and dividend and royalty revenue. The company has seven marketed prescription pharmaceutical products and over 20 programs in development at Fortress, at its majority-owned and majority-controlled partners and subsidiaries and at partners and subsidiaries it founded and in which it holds significant minority ownership positions. Fortress’ portfolio is being commercialized and developed for various therapeutic areas including oncology, dermatology, and rare diseases. Fortress’ model is focused on leveraging its significant biopharmaceutical industry expertise and network to further expand and advance the company’s portfolio of product opportunities. Fortress has established partnerships with some of the world’s leading academic research institutions and biopharmaceutical companies to maximize each opportunity to its full potential, including AstraZeneca, City of Hope, Fred Hutchinson Cancer Center, Nationwide Children’s Hospital and Sentynl. For more information, visit www.fortressbiotech.com.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $192 billion in assets under management as of March 31, 2024. The firm emphasizes a value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,200 employees and offices in 23 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology are generally intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include risks relating to: our growth strategy, financing and strategic agreements and relationships; the ongoing UTRF litigation and our indemnification of Caelum in connection therewith; our need for substantial additional funds and uncertainties relating to financings; our ability to identify, acquire, close and integrate product candidates successfully and on a timely basis; our ability to attract, integrate and retain key personnel; the early stage of products under development; the results of research and development activities; uncertainties relating to preclinical and clinical testing; our ability to obtain regulatory approval for products under development; our ability to successfully commercialize products for which we receive regulatory approval; our ability to secure and maintain third-party manufacturing, marketing and distribution of our and our partner companies’ products and product candidates; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.

Company Contact:

Jaclyn Jaffe

Fortress Biotech, Inc.

(781) 652-4500

ir@fortressbiotech.com

Media Relations Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com